Exhibit 99.2

For Immediate Release
ITC Holdings Corp. Announces Private
Placement of $385.0 Million of Senior Notes
NOVI, Mich. – Jan. 15, 2008 – ITC Holdings Corp. (NYSE: ITC) today announced that it will offer $385.0 million aggregate principal amount of its senior notes in a private placement to qualified institutional buyers under Rule 144A and to non-U.S. persons outside the United States under Regulation S.
The private placement of senior notes is part of the financing that will be used to refinance the debt incurred by ITC Holdings Corp. to fund the acquisition by ITC Midwest LLC, its wholly-owned subsidiary, of the electric transmission assets of Interstate Power and Light Company.
The senior notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.
About ITC Holdings Corp.
ITC Holdings Corp. (NYSE: ITC) invests in the electricity transmission grid to improve electric reliability, improve access to markets, and lower the overall cost of delivered energy. ITC is the largest independent electricity transmission company in the country. Through its subsidiaries, ITCTransmission, Michigan Electric Transmission Company (METC) and ITC Midwest, ITC operates regulated, high-voltage transmission systems in Michigan’s Lower Peninsula and portions of Iowa, Minnesota, Illinois and Missouri, serving a combined peak load in excess of 25,000 megawatts. ITC is also focused on new areas where significant transmission system improvements are needed through subsidiaries ITC Grid Development, ITC Great Plains and ITC Panhandle Transmission. For more information, please visit:
http://www.itc-holdings.com. (itc-ITC)
Contact:
Investor/Analyst contact: Pat Wenzel (248.374.7200, pwenzel@itc-holdings.com)
Media contact: Cheryl Eberwein (248.767.1068, ceberwein@itctransco.com)
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